Exhibit 107
Calculation of Filing Fee Tables
S-4
(Form Type)

EQUITY RESIDENTIAL
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	(1)	Equity	Common Shares of Beneficial Interest, $0.01 Par Value	457(c) and 457(f)(1)	406,395,465	—	$26,599,769,050.00	0.00013810	$3,673,428.11
Fees Previously Paid		—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities		—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts:						$26,599,769,050.00		$3,673,428.11
	Total Fees Previously Paid:								$0.00
	Total Fee Offsets:								$0.00
	Net Fee Due:								$3,673,428.11

1
Rule 457(f) Fee Calculation Details

This registration statement relates to the registration of the maximum number of common shares of beneficial interest, par value $0.01 per share, of Equity Residential (“Equity Residential,” and such common shares, “Equity Residential common shares”) estimated to be issuable by Equity Residential pursuant to the merger of AvalonBay Communities, Inc. (“AvalonBay”) with and into Canopy Merger Sub LLC (the “merger”), as described in the joint proxy statement/prospectus that forms a part of the accompanying registration statement. The amount in the “Amount Registered” column is equal to the product of (a) 145,505,000 shares of common stock, par value $0.01 per share, of AvalonBay (“AvalonBay common stock”) outstanding or estimated to be issuable as of June 22, 2026 prior to or in connection with the closing of the merger (including in respect of AvalonBay’s equity awards or equity plans), multiplied by (b) the exchange ratio of 2.793 Equity Residential common shares issuable in exchange for each share of AvalonBay common stock pursuant to the merger.

The “Maximum Aggregate Offering Price” is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder, as (a) the average of the high and the low sale prices of shares of AvalonBay common stock as reported on the New York Stock Exchange on June 24, 2026 ($182.81 per share), multiplied by (b) 145,505,000, which is the estimated maximum number of shares of AvalonBay common stock that may be converted or exchanged (including in respect of AvalonBay’s equity awards or equity plans) in the merger for Equity Residential common shares being registered (such product being equal to $26,599,769,050.00).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended and Rule 0-11 promulgated thereunder, the registration fee was determined by multiplying the Maximum Aggregate Offering Price by 0.00013810 (such product being equal to $3,673,428.11).